Exhibit 99.1

FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

November 13, 2008

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.17 per share of common capital stock. This represents a 6.25% increase over the fourth quarter dividend in 2007. The dividend will be paid on December 30, 2008, to shareholders of record as of November 28, 2008.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $832 million in assets as of September 30, 2008, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 20 full-service offices. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286